EX-28.d.2.c.i

EXHIBIT A

SUBADVISORY AGREEMENT

BETWEEN

NATIONWIDE VARIABLE INSURANCE TRUST

NATIONWIDE FUND ADVISORS

AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

Effective May 1, 2007, as amended February 7, 2008

Amended July 8, 2011*

Funds of the Trust	Sub-Advisory Fees
NVIT Multi-Manager Small Cap Value Fund	0.45% on Subadviser Assets of up to $200 million;

0.40% on Subadviser Assets of $200 million and more

NVIT Multi-Manager International Value Fund	0.40% on Subadviser Assets of up to $500 million;

0.35% on Subadviser Assets of $500 million and more

*	As approved at the June 15, 2011 Board Meeting.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
JPMORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Danielle K. Azua
Name:	Danielle K. Azua
Title:	Vice President